Exhibit 99.1

APRIA HEALTHCARE GROUP INC. NAMES JOHN G. FIGUEROA

TO SUCCEED RETIRING EXECUTIVE CHAIRMAN AND

CHIEF EXECUTIVE OFFICER

NORMAN C. PAYSON, MD

LAKE FOREST, CA…November 29, 2012… Apria Healthcare Group Inc., one of the nation’s leading home healthcare companies, today announced that John G. Figueroa has been appointed Chief Executive Officer (CEO) and Chairman of the Company’s Board of Directors, succeeding Norman C. Payson, MD, who has announced his intention to retire from those positions. Dr. Payson will remain on Apria’s Board of Directors and serve as a senior advisor to the Company. Mr. Figueroa will relocate to Denver, Colorado, where he will also assume the position of CEO for the Company’s home infusion business unit, Coram LLC. Daniel E. Greenleaf, who has served as Coram’s President since 2008 and as its CEO for the past eight months, is leaving the organization to pursue other opportunities. The above changes are effective immediately. Daniel J. Starck will continue to lead the Company’s respiratory therapy/home medical equipment business as CEO of the Apria Healthcare, Inc. business unit.

Mr. Figueroa most recently served as CEO and Board Member of Cincinnati, Ohio-based Omnicare, Inc., a Fortune 500 healthcare services company providing pharmaceuticals and related services to long-term care facilities and specialized drugs for complex disease states. Prior to joining Omnicare, Mr. Figueroa served as President of McKesson Corporation’s U.S. Pharmaceutical Group from 2006-2010 after holding progressively more responsible operations and sales positions in the company’s Supply Solutions, Pharmaceutical and Health Systems groups from 1997 through early 2006. He spent the initial years of his career in various sales and operations roles for Baxter Healthcare Corporation’s Hospitex and Medical Surgical divisions.

A 1986 graduate of the University of California at Los Angeles with a B.A. in English and a B.A. in Political Science, Mr. Figueroa also holds a Master of Business Administration degree from Pepperdine University in Malibu, California, where he was honored as a Distinguished Alumnus in 2009. From 1985 through 1990, he served as a Commissioned Officer in the United States Army.

Dr. Payson became Apria’s CEO and Executive Chairman in December 2008 after The Blackstone Group (NYSE:BX) purchased the Company in October of that year. Prior to Blackstone’s acquisition he served as a member of the Apria Board of Directors since 2006. Dr. Payson has had a 30-year career as CEO of multiple healthcare organizations, including two S&P 500 publicly-traded companies. He has worked closely with private equity firms in the transformation of several publicly-traded and privately-held healthcare companies. Dr. Payson has also been very active in healthcare philanthropy and post-doctoral education.

Blackstone Senior Managing Director and Apria Board Member Neil Simpkins said, “On behalf of the entire Blackstone organization and 14,000 Apria Healthcare employees nationwide, I want to thank Dr. Payson for his leadership of and myriad contributions to the Company over the past four years. He led Apria through one of the most challenging periods in the history of the home healthcare industry, as both government and non-government payors adopted new models of contracting and care. The Company benefited greatly from his extensive experience in managing healthcare organizations in periods of change and his industry-leading expertise in managed care. As he has agreed to continue providing the Company with his counsel as senior advisor and as an ongoing, active member of Apria’s Board, we expect a smooth transition to John Figueroa’s leadership. We also appreciate Dan Greenleaf’s services in leading the Coram infusion business unit and we wish him well in his future endeavors.”

Regarding Mr. Figueroa’s appointment, Mr. Simpkins added, “John brings extensive experience in leading public companies or large business units of multi-billion dollar companies in the healthcare services industry – experience that complements the Coram business very well. His proven track record includes driving sales and operations initiatives which lead to enhanced patient care services, revenue growth and operating performance. I am confident that John’s leadership will enable Apria Healthcare Group and Coram to succeed in an increasingly complex and competitive national homecare market.”

Dr. Payson commented, “It has been a privilege to serve Apria for four years as CEO. As I’ve traveled the country, I’ve witnessed first-hand the quality patient care and service that our employees provide to tens of thousands of patients every day. I am very pleased with our recruitment of John Figueroa as CEO. I look forward to continuing to serve as senior advisor and on the Board, and now to spending more time in philanthropy, as well as teaching the next generation of physicians and other healthcare leaders.”

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About Apria Healthcare Group Inc.

Apria provides home infusion therapy, home respiratory therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $2.3 billion in annual net revenues, Apria is one of the nation's leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world's leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

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